EXHIBIT 99.8(a)(1)(a)

August 20, 2002

By Express Delivery

United Investors Life Insurance Company

Attn: Anthony L. McWhorter, President

2001 3rd Avenue South

Birmingham, Alabama 35233

Re: Electronic Delivery of AVIF Prospectus

Dear Mr. McWhorter:

You have asked for our consent to permit United Investors Life Insurance Company (“LIFE COMPANY”), United Securities Alliance, Inc. (“UNDERWRITER”) or their respective duly authorized agents to disseminate the prospectuses and periodic reports of certain series of AIM Variable Insurance Funds (“AVIF”) using the following electronic means: Internet, CD-ROM, and/or computer diskette (such dissemination by these electronic means is hereinafter referred to as “electronic delivery”).

As you know, pursuant to the Participation Agreement dated July 1, 1998 (the “Participation Agreement”), among LIFE COMPANY, UNDERWRITER, and AVIF, AVIF provides LIFE COMPANY with the current prospectus and periodic reports of its series listed on Schedule A to the Participation Agreement and any supplements thereto (collectively, “Prospectus”).

AVIF provides indemnification to LIFE COMPANY and UNDERWRITER and certain related parties pursuant to Section 12.2 of the Participation Agreement. Pursuant to these indemnification provisions, AVIF agrees to indemnify for certain losses that arise out of or are based upon, among other things, material misstatements in, or material omissions from, AVIF’s Prospectus.

AVIF assumes the foregoing indemnification responsibilities only insofar as they retain control of the use, form and content of the Prospectus. Therefore, AVIF consents to the electronic delivery of AVIF’s Prospectus to LIFE COMPANY, UNDERWRITER, or their respective agents, and agree to continue to assume the foregoing indemnification responsibilities, all subject to the following conditions:

•	Notwithstanding any provision of the Participation Agreement to the contrary, LIFE COMPANY and UNDERWRITER assume legal responsibility for the electronic delivery of the Prospectus and represent and warrant that they shall perform such electronic delivery in accordance with all applicable law. For this purpose, LIFE COMPANY and UNDERWRITER agree, without limitation, to provide adequate notice of and access to the Prospectus, and obtain evidence of the delivery of the same, in accordance with applicable law and published positions of the Securities and Exchange Commission and its staff.

•	Notwithstanding any provision of the Participation Agreement to the contrary, LIFE COMPANY and UNDERWRITER assume legal responsibility for any changes by any person to the form or content of the Prospectus that may be made, whether purposefully or inadvertently (excluding changes made at the direction

August 20, 2002

of, and in conformity with, written instructions of AVIF or its respective agents), from the version of AVIF’s Prospectus provided by AVIF to LIFE COMPANY pursuant to the Participation Agreement (which may be an electronic version). For this purpose, LIFE COMPANY and UNDERWRITER agree that any version of the Prospectus that they prepare or modify to facilitate electronic delivery shall conform in all respects to the version provided to them by AVIF and that AVIF shall have no responsibility for verifying the same.

•	In addition to the indemnification they each provide to AVIF and certain related parties pursuant to the Participation Agreement, LIFE COMPANY and UNDERWRITER each agree to indemnify and hold harmless AVIF and certain related parties specified in Section 12.1 of the Participation Agreement, to the same extent provided in Section 12.1, with respect to the foregoing conditions.

AVIF’s consent described above relate only to the electronic delivery of the Prospectus and do not render inapplicable any provision of the Participation Agreement except as specifically noted herein. AVIF reserves the right, in its sole discretion, to withdraw its consent.

This Agreement shall amend the Participation Agreement to the extent described herein. Please indicate your understanding and acceptance of this Agreement by executing the enclosed copy of this letter and returning it to us.

Very truly yours,

AIM VARIABLE INSURANCE FUNDS

By:    /s/  Carol F. Relihan

Title:  Senior Vice President

Acknowledged and accepted:

UNITED INVESTORS LIFE INSURANCE COMPANY

By:    /s/  John H. Livingston

Title:  Secretary & Counsel

UNITED SECURITIES ALLIANCE, INC.

By:     /s/  Dean Rager

Title:  Executive Vice President